PACER ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

Dublin, Ohio, March 29, 2010 (BUSINESS WIRE)-Pacer International (Nasdaq: PACR), the North American freight transportation and logistics services provider, announced changes to its executive management team that will facilitate its ongoing transformation from primarily a wholesale focus to a direct to end-customer integrated services model.

Pacer has made the following appointments:

John Hafferty has been appointed chief financial officer. Prior to joining Pacer, Mr. Hafferty was chief financial officer for the international division of Ozburn-Hessey Logistics, a global freight management company; served as senior vice president, corporate strategy and development for Schenker, Americas, a unit of Schenker Logistics, Co., a global transportation and logistics company; and held various senior positions at United Parcel Service, including executive vice president, UPS Supply Chain Solutions, chief operating officer of UPS Freight Services, and chief financial officer of UPS International Package Operation. Mr. Hafferty will report to Pacer's chairman and CEO, Daniel W. Avramovich. Brian C. Kane, who has served as chief financial officer since September 2008, will remain with the company through early June to provide transition assistance.

Michael Burns has been appointed chief commercial officer, and will report to Mr. Avramovich. Mr. Burns will be responsible for Pacer's commercial activities. Prior to joining Pacer, Mr. Burns was executive vice president, global sales and marketing for Ozburn-Hessey Logistics; served as senior vice president, global automotive and industrial for DHL Logistics, a division of Deutsche Post World Net; and held senior sales roles at Exel plc (which was acquired by Deutsche Post World Net in December 2005), including senior vice president of strategy and development and senior vice president of global development. In order to assist in the transition, Adriene B. Bailey, who has served as the chief commercial officer since May 2009, will remain with the Company through early June.

Robert Williams has been appointed vice president, human resources. Mr. Williams will report to Mr. Avramovich and be responsible for the company's human resources function. Before joining Pacer, Mr. Williams was managing director of Ratliff & Taylor, a talent management company; provided personal and professional coaching services; served as director of operations for Schottenstein, Zox & Dunn, a national law firm; was the director of human resources for Cardinal Health, Inc.; and director of employment services for The Ohio State University. Karen Rice, who has served as Vice President of Human Resources since June 2008, will remain with the Company through mid-April to assist with the transition.

"We look forward to the energy and breadth of experience that these executives bring to Pacer," said Dan Avramovich. "John Hafferty's extensive experience with international forwarding, contract logistics and trucking companies, proven ability to manage finance and accounting teams and integrate financial systems, and his involvement in strategy and operations, will bring valuable perspective to our executive leadership team. Mike Burns has a history of successfully developing and executing sales and marketing strategies for freight transportation services that will be critical to our plans to rapidly grow our business. Bob Williams, with his extensive background in all elements of human resources in a variety of organizations, has the skills to facilitate the continuing development of our cost-competitive organization known for delivering service excellence and creating increased value for our customers. As we centralize the development of core capabilities in Dublin, Ohio, Bob's breadth of relationships within the Columbus area will be invaluable."

Mr. Avramovich continued, "I am grateful for the many contributions and long service to Pacer by Brian Kane, Adriene Bailey, and Karen Rice, and look forward to working with John, Mike, and Bob as we continue to build Pacer's capabilities as a premier provider of integrated, door-to-door intermodal and logistics services."

ABOUT PACER INTERNATIONAL (www.pacer.com) Pacer International, a leading asset-light North American freight transportation and third-party logistics provider offers a broad array of services to facilitate the movement of freight from origin to destination through its intermodal and logistics operating segments. The intermodal segment offers intermodal transportation through Pacer Stacktrain (cost-efficient, two-tiered ramp to ramp rail transportation for containerized shipments), Pacer Cartage (local trucking) and Pacer Transportation Solutions (door-to-door service combining rail and truck transportation). The logistics segment provides truck brokerage, trucking, warehousing and distribution, international freight forwarding, and supply-chain management services. For more information on Pacer International visit www.pacer.com.

INVESTOR CONTACT:

Joseph B. Doherty

EVP, Investor Relations and Treasurer

Pacer International

(925) 887-1582

joe.doherty@pacer.com

MEDIA CONTACT:

Princeton Partners
Erin Bijas, 609-452-8500 x118
Account Supervisor, Public Relations
732-895-0792 (mobile)
ebijas@princetonpartners.com